EXHIBIT 16 TO FORM 8-K
February 27, 2023
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated February 27, 2023 of Sensata Technologies Holding plc and are in agreement with the statements contained in paragraphs 2 and 3 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP